SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act 1934
Date of Report (Date of earliest event reported):  July 17, 2017
NEMAURA MEDICAL, INC.
(Exact name of registrant as specified in charter)
Nevada
(State or other jurisdiction of incorporation)
000-55283	46-5027260
(Commission File Number)	(IRS Employer Identification No.)

Charnwood Building, Holywell Park, Ashby Road, Loughborough, Leicestershire LE11 2PU United Kingdom	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	00 44 1509 222912
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 17, 2017, the Board of Directors of the Registrant appointed Mr. Timothy Johnson as an independent director to serve on the Board of Directors, and on the Audit, Compensation and Nominating and Corporate Governance Committees.  Mr. Johnson will serve as chair of the Audit and Nominating and Corporate Governance Committees.

Mr. Johnson is currently a Director at Diagnostax Advisory, a digital management consultancy, and has built up a decade of insight and experience bringing new products and technologies to established markets. He is a practicing Chartered Tax Adviser and earned his first class Masters of Science in Mathematics and Physics from the University of Manchester, UK.

Mr. Johnson shall receive compensation in the amount of £1,250 (approximately USD1620) for each quarter per calendar year for his service on the Board, inclusive of his committee service.  In addition, the Registrant shall issue Mr. Johnson stock options to purchase up to 20,000 shares of the Company’s common stock on an annual basis.  The initial issuance of such stock options shall be awarded on the date of the Registrant’s first public offering at an exercise price equal to the public offering price for such offering.

There are no family relationships between Mr. Johnson and any of the officers of director of the Company.  Mr. Johnson has not engaged in any related party transactions.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Form of Director Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Nemaura Medical, Inc.

By:	/s/ Iain Anderson
Name:	Iain Anderson
Title:	Chief Financial Officer

Dated: July 21, 2017

Exhibit List

Exhibit No.	Description
10.1	Form of Director Agreement